Exhibit 99.2

TRANSCRIPT OF THE REDDY ICE HOLDINGS, INC.

Fourth Quarter 2004 Earnings Conference Call

February 24, 2005, 10:00 a.m. EDT

Operator:

Ladies and gentlemen, thank you for standing by and  welcome to the Reddy Ice fourth quarter earnings conference call. At this time all participants are in a listen-only mode.  If anyone needs assistance at any time during the conference, please press the star followed by the zero.  As a reminder, this conference is being recorded today, Thursday, February 24, 2005.

I would like now turn the conference over to Ms. Karen Roan.  Please go ahead, ma’am.

Karen Roan - DRG&E:

Thank you Mary.  Good morning, everyone. We appreciate your joining us for the Reddy Ice presentation of fourth quarter and full year 2004 results.

Before I turn the call over to management, I have a few items to review. To receive future Reddy Ice press releases via fax or email, or if you experienced a technical problem and didn’t receive yours, please call the office of DRG&E and we’ll be glad to help you. That number is 713-529-6600.

If you would like to hear a replay of today’s call, you can do so for the next 7 days, 24 hours a day by dialing 303-590-3000 and entering pass code 11024562.

On February 11, 2004, the Company filed a registration statement with the Securities & Exchange Commission for a proposed initial public offering of its common stock.  Due to quiet period restrictions related to the IPO process, management’s comments this morning will address historical results only – no forward-looking information will be discussed.  Furthermore, this call will not contain a question and answer session, it will consist of management comments only.

Now I’d like to turn the call over to Mr. Bill Brick, Reddy Ice’s Chairman and Chief Executive Officer.  Bill?

Bill Brick – Chairman & Chief Executive Officer:

Thanks, Karen.

Good morning everyone and thank you for joining us for this presentation.  As Karen noted, the purpose of this call is to review the fourth quarter and full year 2004 results.

The results for the full year 2004, including the recent acquisitions, met our expectations.  Revenues of $285.7 million were near the top of our guidance range of $281 to $286 million.  EBITDA as adjusted, referred to as EBITDA, of $75.7 million was also within our previously stated guidance range of $75 to $79 million.  For the full year 2004, revenue and EBITDA increased by $47.5 million and $13.8 million, respectively, primarily due to acquisitions.

As noted on our last quarterly call, we acquired 4 ice companies early in the fourth quarter for a total cash purchase price of approximately $10.6 million.   All four acquisitions have been integrated into our operational and accounting platforms and are performing as expected.  As in the first 3 quarters of the year, these were small tuck-in acquisitions within our existing geographic footprint that became available at attractive prices.   We have completed 11 acquisitions in 2004 for a total purchase price of approximately $16.3 million.

At this point, I’ll turn the call over to Steve Janusek, our Chief Financial Officer, for a more detailed review of our results and then I will close with some final comments.

Steve…

Steve Janusek – Chief Financial Officer:

Thanks, Bill.  Good morning.  Let me provide some additional detail regarding the fourth quarter.

Revenues were $53.3 million vs. $48.3 million in last year’s fourth quarter.  Revenues were up approximately $4 million due to the acquisition of Triangle as of November 1, 2003 and the 11 acquisitions made in 2004.  Additionally, volumes were down slightly in our core operations, which were offset by slightly higher average selling prices.  Revenues in our non-ice operations were down $0.7 million, primarily due to volume decreases in our cold storage operations.  Also contributing approximately $1.4 million to the quarter’s sales was a change in the terms under which we do business with our distributors.  Modifications made to certain of our distributor relationships resulted in recording the revenues and delivery expenses related to those distributors on a gross basis instead of a net basis.  This resulted in additional revenues and an equal amount of additional cost of goods sold.

Costs of sales were $36.0 million in this year’s fourth quarter, compared to $31.2 million in the same period of 2003.  The increase was primarily due to approximately $3 million of additional expenses related to the acquisitions.  Also contributing to the change was the additional $1.4 million related to changes in the distributor arrangements.

Operating expenses for the quarter were $11.1 million compared to $9.3 million in last year’s fourth quarter.  This increase was primarily due to $1.5 million of costs incurred in connection with the redemption of our preferred stock and the payment of a common dividend during the current quarter.  In addition, at December 31, 2004, we recorded a specific charge of $250,000 to reserve for accounts receivable related to Winn Dixie, a customer that filed for bankruptcy earlier this week.  This charge was recorded due to the uncertainty at year end regarding Winn Dixie’s financial health.

EBITDA for the quarter decreased $1.5 million from $7.7 million in 2003’s fourth quarter to $6.2 million in the current quarter.  For a reconciliation of EBITDA to Net Income before Preferred Dividends, please go to today’s press release on our website at www.reddyice.com.

Depreciation and amortization expense increased $0.8 million as compared to the fourth quarter of last year.  The higher expense this year is due primarily to the effects of the acquisitions made since last fall.

Interest expense decreased by $1.3 million from last year.  This decrease in interest expense is primarily due to a $3.4 million non-cash credit to interest expense in the 4th quarter of this year related to the expiration of our interest rate swap agreement, offset by a $2 million increase in interest expense associated with our new 10½% Senior Discount Notes, which were issued in late October 2004.

For the full year 2004, revenues were $285.7 million in 2004 vs. $238.2 million in 2003.  Approximately $38 million of the increase was due to acquisitions made since the fall of 2003.  Revenues in our core ice operations increased slightly based upon higher average selling prices.  Also contributing approximately $5.5 million to the YTD sales was the previously discussed change in terms under which we do business with our distributors.  The modifications made to these distributor relationships occurred primarily in the second quarter.  Revenues in our non-ice businesses were down $1.2 million due to volume decreases in our cold storage business.

Costs of sales were $173.1 million in 2004, compared to $144.4 million in the same period of 2003.  The increase was due to approximately $21 million of expenses related to acquisitions, an additional $5.5 million due to changes in distributor arrangements and increased energy related expenses in our fuel, bag costs and electricity expenditures.  These increases were offset by a reduction of $2.7 million in equipment leasing costs resulting from asset purchases in 2003.

Operating expenses for 2004 were $36.9 million compared to $32.0 million in the prior year.  The increase is primarily due to $3.3 million of expenses associated with acquired operations and $1.5 million of expenses incurred in connection with the redemption of our preferred stock and payment of a common dividend during the fourth quarter.

EBITDA increased $13.8 million from $61.9 million in 2003 to $75.7 million in 2004.

Depreciation and amortization expense increased $1.0 million as compared to 2003, which is primarily due to the effects of the recent acquisitions.

Interest expense decreased by $6.3 million from last year.  This decrease in interest expense is due to the refinancing of our debt in August 2003, which resulted in a significantly lower average interest rates and a $3.4 million non-cash credit to interest expense in the 4th quarter related to the expiration of our interest rate swap.  These decreases were offset by a $2 million increase in non-cash interest expense associated with our new 10½% Senior Discount Notes.  Cash interest expense for 2004 was approximately $24.2 million.

Regarding the balance sheet, cash and cash equivalents were $4.5 million as of December 31, 2004.  Our total debt, net of cash, was $432.6 million at December 31, 2004.  At the end of 2004, our ratio of EBITDA to net debt was, on a pro forma basis, approximately 4.2x at the operating company and approximately 5.4x at the holding company level.  Our pro forma cash interest coverage was approximately 3.3x at the operating company.

We continue to have ample liquidity.  At December 31, 2004, we had $5.5 million drawn on our revolver and had $24.0 million of availability.  As of yesterday, we had a balance of $14.6 million outstanding on our $35 million revolver and had approximately $15.3 million of availability, the difference being outstanding letters of credit of $5.1 million.

Capital expenditures in the fourth quarter were $3.5 million and dispositions of assets generated cash of $400,000.  YTD CAPEX is $16.0 million with $2.7 million of proceeds from dispositions, for net CAPEX of $13.3 million, which is within our previously stated guidance range of $13.0 to $13.5 million.

As previously mentioned, during the 4th quarter we completed 4 acquisitions for a purchase price of $10.6 million.  Annual revenue contributions from the fourth quarter acquisitions is expected to be approximately $7 million and annual EBITDA contribution is expected to be $2 to $2.5 million.  EBITDA contribution from the 4th quarter acquisitions in the 4th quarter was negligible due to the timing of the acquisitions in relation to the summer and winter seasons.  For the full year 2004, we completed 11 acquisitions for a total purchase price of $16.3 million.

In October 2004, we issued our new 10½% Senior Discount Notes, redeemed our outstanding preferred stock, paid a dividend to our common shareholders and incurred certain other expenses.  Our credit facility requires that 75% of our annual free cash flow prior to the cost of any acquisitions be used to pay down our term loans.  In order to be able to use a portion of our free cash flow to fund the above transactions, we amended our credit facility in October 2004 to modify the calculation of annual free cash flow that must be used to pay down our term loans such that we will not be required to make a principal payment in early 2005.  The requirement under the credit facility to make such annual principal payments in 2006 and beyond remains unchanged.  Our free cash flow in 2004, after principal payments, but before the costs of acquisitions and the effects of the senior discount note issuance, was approximately $37.4 million.  In connection with the issuance of the 10½% Senior Discount Notes and related transactions, we used approximately $28.6 million of our annual free cash flow to fund a portion of these transactions.

At this point let me turn the call back over to Bill for some closing comments.

Bill Brick – Chairman & Chief Executive Officer:

Thanks Steve.

As we look back on the year, we are pleased that we were able to grow our sales and EBITDA on a pro forma basis.   The two acquisitions that we made in the fall of 2003, Triangle and Service Ice, as well as the 11 acquisitions made in 2004, have been fully integrated into our operations and have performed at or above expected levels.  All of these acquisitions have made important contributions to the company.

Due to the quiet period rules surrounding our proposed IPO, we are not able to provide guidance for 2005 or any other forward looking information at this time.  Once again, there will be no Question & Answer session today.

In closing, 2004, like any year, had its unique characteristics.  Once again, we were able to achieve our goals thanks to all of our employees and their hard work and dedication.

Thank you for joining us today and we look forward to speaking with you in the future.  Back to you Mary….

Operator:

Thank you sir.  Ladies and gentlemen, this concludes the Reddy Ice 4th quarter earnings conference call.  If you would like to listen to a replay of today’s conference, please dial 303-590-3000, followed by the passcode of 11024562, followed by the pound sign.